Execution Copy r2r

ACCC CONDUCTOR
DISTRIBUTION AGREEMENT

BETWEEN
FAR EAST COMPOSITE TECHNOLOGY CO. LTD.
AND
CTC CABLE CORPORATION

The following “ACCC Conductor Distribution Agreement” (‘Agreement’) shall be effective as of the 30th day of January, 2007 (the “Effective Date”) by and between:

(1) CTC Cable Corporation, a Nevada Corporation with its principal offices at 2026 McGaw Avenue, Irvine 92614, USA (hereinafter referred to as “CTC”); and

(2) Far East Composite Technology Co. Ltd with its principal offices at #200 Fanxing Rd. Gaocheng Town Yixing City, Jiangsu 214257 PRC (hereinafter referred to as the “Distributor”), either or both of which may be referred to as “Party” or “Parties”.

RECITALS

WHEREAS, CTC is in the business of developing, manufacturing and selling Products (hereinafter defined) for the electric power industry, including ACCC Conductor and ACCC Accessories; and

WHEREAS, Distributor is in the business of distributing electrical power transmission and distribution conductor;

WHEREAS, CTC desires to expand its distribution market to the Territory as defined herein and Distributor desires to distribute or assist in the distribution of certain quantities of Product in accordance with the terms and conditions herein;

NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the Parties agree as follows:

Execution Copy r2r

Article 1 Definitions

As used in this Agreement, the following terms shall have the meanings defined in this Article.

1.1 ‘ACCC Accessories’ means the specially designed splices and dead ends used in joining and anchoring ACCC Conductor, together with any tension clamps and other accessories used to install the ACCC Conductor.

1.2 ‘ACCC Conductor’ means stranded ACCC Core, including without limitation, all CTC proprietary and public domain conductor and cable configurations and alloys compatible with ACCC Core.

1.3 ‘ACCC Core’ means a composite core provided to Distributor by CTC or a Third Party authorized by CTC.

1.4 ‘Authorized ACCC Installer’ means Distributor and/or any Third Party authorized by Distributor that has been authorized and certified to install ACCC conductor by CTC in accordance with Installation Guidelines.

1.5 ‘Affiliate’ means a legal entity:

(i)	in which the CTC or Distributor has or acquires during the term of this Agreement, an ownership interest of greater than 10%;

(ii)
which directly or indirectly through one or more intermediaries, either controls, is controlled by, or is in common control with Distributor or CTC, “control” under this paragraph means having the power to direct the business and operation; or

(iii)	which assumes all the obligations and liabilities of any Party relating to this Agreement during its term .

Affiliates include both subsidiaries and parent corporations of CTC or Distributor.

1.6 ‘Confidential Information’ includes, but is not limited to, the Disclosing Party’s business practices, processes, procedures, methods, strategies, techniques, business plans, financial data, pricing information, sales volume data, market research, marketing and sales plans, customer lists and related information regarding the Disclosing Party’s customers (past, present and prospective), information regarding the Disclosing Party’s sources of supply and other business relationships, contracts, current and future Product information, technical and non-technical data, research and development, reports, computer programs, software, designs, drawings, devices, specifications, machines, tools, models, inventions, patent disclosures, samples, materials, ideas, know-how, documentation, Requests for Proposals, and other information furnished to the Receiving Party hereunder.

Execution Copy r2r

1.7 ‘CTC Intellectual Property’ means all CTC patent rights, trademarks, trade names, copyrights and proprietary information owned, licensed to, or otherwise legally in the possession of CTC related to Product or ACCC Accessories.

1.8 ‘Customer’ means purchaser of Product within the Territory.

1.9 ‘Deliver’ or ‘Delivery’ means delivery of or to deliver the quantity of Product ordered in accordance with a particular Purchase Order.

1.10 ‘Disclosing Party’ means the party that discloses or otherwise makes available Confidential Information to a Receiving Party.

1.11 ‘Distribution Territory’ means the countries into which Distributor can freely sell the Product by seeking orders and contracts, bidding in tenders and actively developing the market. The list of Distribution Territories is set out in Exhibit “A” hereto.

1.12 ‘Exhibit’ means the Exhibits attached hereto as modified from time to time, including:

Exhibit “A”	Territory Definitions;
Exhibit “B”	Specifications;
Exhibit “C”	Minimum Sales and Purchases;
Exhibit “D”	Standard ACCC Payment Terms;
Exhibit “E”	Technical Assistance from CTC;
Exhibit “F”	Reel Specifications and Handling;
Exhibit “G”	Product Handling and Storage;
Exhibit “H”	Installation Guidelines;
Exhibit “I”	Product Pricing;
Exhibit “J”	Taxes Applicable to Distributor;
Exhibit “K”	Standard for Distributor’s Inspection of Products.

1.13 ‘Installation Guidelines’ means the approved requirements for the installation of ACCC Conductor and accessories as promulgated by CTC in its installation manual or guidelines from time to time.

Execution Copy r2r

1.14 ‘Product(s)’ means ACCC Core, ACCC Conductor and/or ACCC Accessories purchased from CTC or a Third Party authorized by CTC.

1.15 ‘Purchase Order’ means the document which sets forth the quantities of each Product ordered and delivery dates mutually agreed by Distributor and CTC.

1.16 ‘Receiving Party’ means the party that receives Confidential Information from the Disclosing Party.

1.17 ‘Regulatory Authorities’ means governmental or regulatory authorities having jurisdiction over the manufacture, commercial sale and installation and/or use of any Product.

1.18 ‘Sale’ or ‘Sold’ means when Product is delivered, invoiced, or paid for, whichever occurs first.

1.19 ‘Sales Territory’ means the region into which Distributor may only sell the Products on an exclusive or non-exclusive basis for products that are destined for installation and use within the established Sales Territory. The list of Sales Territories is attached hereto as Exhibit “A”.

1.20 ‘Specifications’ means, with respect to the Product, the specifications as described in Exhibit “B” hereto relating to required mechanical properties of the end Product.

1.21 ‘Termination Date’ means 30 January 2008.

1.22 ‘Territory’ means the Distribution Territory and the Sales Territory.

1.23 ‘Third Party’ means a person or entity that is not a party to this Agreement.

1.24 ‘Unsatisfactory Product’ means a Product which is defective, inoperative, fails to meet the specifications of Distributor as described in Exhibit K, for Distributor’s inspection, or fails to meet the standard CTC provided to Distributor and as a consequence causes the Products to be rejected, returned or non-usable.

Execution Copy r2r

Article 2 Distributorship

2.1 Appointment. CTC hereby appoints Distributor as CTC’s exclusive distributor of Products in the Territory with the right to promote, distribute, market and sell Products during the term of this Agreement. Distributor shall have the right to appoint sub-distributors at its discretion provided, however, that any such sub-distributors adhere to the terms and conditions herein. Distributor hereby accepts such appointment as distributor. As long as an exclusive Distribution appointment by CTC exists, any sale of Product in the Territory shall be made through Distributor. CTC shall not provide ACCC Products to any other distributor in the Territory and CTC shall not provide ACCC Products to any customer in the Territory without Distributor’s prior written consent.

2.2 Obligations of Distributor.

(i)	Distributor shall adhere to CTC’s rules for handling and storage as set forth Exhibit G. Such rules for handling and storage shall not be more or higher than those applicable to other distributor.

(ii)	Distributor shall distribute Product provided by CTC or a Third Party authorized by CTC.

(iii)
Subject to Article 6.0 hereof and specific Purchase Order, Distributor shall strictly adhere to the procedures for transport, delivery and sale of the Products to Third Parties as set forth in Exhibits A, C, and D.

(iv)
Distributor shall accept product installation training from CTC. Distributor shall be obligated to dispatch engineers to the site and provide installation guidance to its customers. Distributor shall be obligated to provide to its employees and Customers Product installation training and certification, training in marketing and sale of the Products and supervision of Product installation. Distributor will use due diligence to install ACCC Conductor in accordance with CTC’s specifications and operating conditions. Distributor shall keep a record of installation and Product performance according to the instructions set forth in Exhibit H. Distributor shall provide CTC with the record of installation within a reasonable time following completion of installation.

(v)	Distributor shall use commercially reasonable efforts to promote the sale of Product in the Territory. Distributor shall not knowingly detract from CTC’s good name or the reputation of Product.

(vi)	Distributor shall handle import duties in accordance with the applicable PRC law;

Execution Copy r2r
(vii)
Stranding of ACCC Cable. Subject to satisfying the specific requirements of a separate qualification agreement, and provided Distributor is not in default under the Distribution Agreement, Distributor shall undertake to strand ACCC core with trapezoidal aluminum wire in accordance with the requirements set forth by CTC. Distributor shall undertake and complete the qualification process within twelve (12) calendar months after the execution of this Agreement. CTC shall provide assistance in such qualification process upon the request by Distributor. As CTC does not possess this capability, Distributor shall be responsible for developing its own equipment and using such equipment designed for the stranding of trapezoidal wire in this process. Distributor shall be responsible for developing its own process to accomplish this stranding. Upon the receipt of Distributor’s ACCC Conductor stranding qualification samples, CTC shall complete testing of Distributor’s ACCC Conductor qualification samples within seven (7) working days. Subject to Distributor demonstrating to CTC’s satisfaction that the final product fully meets all required specifications, and subject to the conditions defined in Article 2.0, CTC shall grant Distributor the right to strand ACCC Cable using ACCC Core supplied by CTC. This right and requirement to strand shall be subject to CTC’s standard Manufacturing Agreement, which Distributor shall execute.

2.3 Restrictions of Sale. During the term of and subject the terms of this Agreement, Distributor shall sell and deliver Product subject to the following restrictions:

(i)	Distributor may Sell Product to Third Parties within the Territory as further specified herein on an exclusive basis, only for installation within the Distribution Territory;

(ii)
Distributor may Sell Product to Third Parties outside the Territory (but within the borders of greater Peoples Republic of China including mainland China, Hongkong Special Administration Region, Macao Special Administration Region) on a non-exclusive basis. The Parties shall negotiate in good faith on the expansion of the Territory into other areas of Asia following the completion of the Agreement if Distributor has satisfied the Minimum Purchase Requirement hereunder. Any such expansion will be subject to the consent of CTC, which consent may not unreasonably withheld; or

Execution Copy r2r
(iii)	Distributor may Sell Product directly to Third Parties in response to a written request from CTC.

2.4 Obligations of CTC

(1)	CTC shall appoint Distributor as its the sole and exclusive distributor in the Territory during the term of this Agreement.

(2)	CTC shall sell Products in accordance with the quantity and quality ordered by Distributor subject to the terms and conditions of this Agreement.

(3)	Subject to the conditions of Articles 6.0 and 14.0 herein, CTC shall ship out Products before or on the delivery date specified in the documents of every round of Product sale.

(4)	CTC shall provide technical support and personnel as requested by Distributor on an ad hoc basis, subject to availability and in accordance with the following terms:

(i)	CTC shall provide line design and marketing support from time to time where requested by Distributor, either directly or through an authorized representative.

(ii)	When requested by Distributor, CTC shall supply technical personnel on-site within the Territory as defined in Appendix E;

(iii)
CTC shall make available to Distributor CTC’s technical information to the extent necessary for the installation and sale of Products by Distributor. All information furnished to Distributor pursuant to this Agreement shall be deemed included in CTC’s Confidential Information and shall be deemed subject to confidentiality provisions as set forth Article 11.0.

(5)	CTC shall provide or execute such documentation as may be necessary for Distributor to establish their legal right and authorization to resell the Products within the Territory.

Execution Copy r2r

(6)
CTC shall support Distributor’s activities at such fairs and trade shows as Distributor may elect to participate for the purpose of promoting the Products. Such support shall be pre-planned and limited to no more one trip per quarter for CTC personnel.

(7)
Upon receipt of notification from Distributor of the sale of Products within the Territory by anyone not authorized by Distributor, CTC shall take such steps as may be within its reasonable ability to seek to stop such activities. In the event that CTC believes that it is unable to take effective action to terminate such infringing conduct, CTC shall advise Distributor and afford Distributor the right and opportunity to take action to terminate such infringing conduct, and CTC shall provide Distributor with its reasonable assistance in that effort.

In addition, CTC shall abide by such obligations provided in other articles hereof.

Article 3 Prices and Terms

3.1 Prices. CTC shall sell to Distributor, and Distributor shall buy from CTC, any product listed in Exhibit B hereto as well as updated or newly developed ones in relation to Products, at the prices mutually agreed by CTC and Distributor, which is reflected in any specific document of every round of sale, including but not limited to the respondence, the Purchase Order or the contract, with payment therefore to be made in U.S. dollars. [ ***] The pricing shown in Exhibit I does not include any federal, state or local turn-over taxes that may be applicable to the Products, but excluding any income tax. CTC will not escalate prices unless the price for aluminum rises to above $3300 per tonne as listed on the London Metal Exchange Cash Settlement Rate. [***].

3.2 Orders for Product. CTC shall sell Product to Distributor in such quantities and at such times as Distributor may reasonably request as set forth in Article 5.0 herein, and as CTC agrees to accept by written acceptance of Distributor’s Purchase Order. Orders for Product shall be given by Distributor’s firm Purchase Orders, and shall be subject to all of the provisions of this Article 3.0 in addition to CTC and Distributor standard Purchase Order Terms and Conditions. Where Purchase Order has been accepted by CTC, in case of any conflict between this Agreement and the Purchase Order Terms and Conditions, the Purchase Order shall govern. Each order for Product given to CTC shall specify a reasonable delivery date in view of the requirements of Distributor’s customers, the quantity, pricing and the description of the Product ordered. CTC shall accept Distributor Purchase Orders and offer the price of the Products within five (5) working days after it receives them. Where CTC is unable to provide such Products in accordance with the Purchase Order delivery date specified therein, it shall also notify Distributor within five (5) working days upon receiving the Purchase Order. Failure of CTC to deliver a notice of non-acceptance to Distributor within such five (5) day period shall be deemed as rejection of the Purchase Order.

[***] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Execution Copy r2r

3.3 Taxes. When CTC has a legal obligation to collect federal, state, or local taxes imposed on Distributor, the amount so collected shall be added to Distributor’s invoice and shall be paid by Distributor. Any taxes imposed on Distributor shall be specified in Exhibit J hereto. Any alteration to such taxes shall be notified in writing to Distributor three (3) months in advance.

In the event that, under the applicable law, Distributor may enjoy any tax preference treatment in U.S., CTC shall be responsible for applying for and obtaining such treatment on behalf of Distributor, and Distributor shall in reasonable respects provide assistance.

3.4 Claim for Shortage. Distributor shall submit in writing to CTC all claims for shortages in shipments within five (5) working days of receipt of Product. CTC shall make best effort to ship supplement Product as soon as possible after receipt of each claim and shall bear the expenses and costs including but not limited to Customers declaration fee, material and transit costs to rectify the shortage.

3.5 Distribution Prices. Distributor shall solely determine the prices at which it resells the Product in the Territory.

3.6 Product Shipment. CTC shall ship to Distributor directly pursuant to Article 6.1.

3.7 Sales of ACCC Accessories. Any ACCC Accessories sold in conjunction with the Sale of Products must either (i) be produced by a manufacturer duly licensed by CTC (splices and dead ends), or (ii) have been approved by CTC for use in conjunction with ACCC Conductor (other accessories).

3.8 Inspection of Product by Distributor. Distributor shall have the right to inspect the Products purchased from CTC within one (1) month upon the actual installation or use of the Product but in not event exceeding six (6) months of upon receipt of Distributor. Where the Products are deemed as Unsatisfactory Product in accordance with Exhibit K hereto, the remedies of Distributor shall include, without limitation, replacement of Products by CTC, CIF to the named destination without obligation to Distributor. Evidence of unacceptability must be made available to CTC before replacement of the Product.

Execution Copy r2r

Article 4 ACCC Conductor Certification

4.1 External Regulatory Approvals in the Distribution Territory. The Distributor shall be responsible for obtaining appropriate certification from the State Grid as required to certify the use of Product for use in the transport and distribution of electricity in the Territory prior to making any Sale. CTC shall cooperate in all reasonable respects in the certification process.

Article 5 Minimum Sales

5.1 Minimum Purchase Requirements. The Distributor shall place non-cancellable Purchase Orders for a non-returnable minimum of six hundred (600) kilometers of ACCC Conductor per each calendar quarter during the term of this Agreement beginning on the Effective Date of this Agreement; and subject to the extension of the term of this Agreement pursuant to Article 12.1 of this Agreement, Distributor shall place orders for a non-returnable minimum quantity of nine hundred (900) km of ACCC Cable per calendar quarter for Year 2, and one thousand and two hundred (1200) km per quarter for remainder of the term of this Agreement (“Minimum Purchase Requirements”). The Minimum Purchase Requirement may be, at Distributor’s sole option, changed to ACCC Core once Distributor has been qualified by CTC as a certified ACCC Cable producer utilizing ACCC Core supplied by CTC. The principal terms of this Minimum Purchase Requirement are set forth in Exhibit C.

Provided that the Purchase Order proposed by the Distributor concurs with the conditions of this Agreement, if CTC fails to accept Purchase Orders for any reason or CTC provides Unsatisfactory Products, Distributor shall maintain its exclusivity and shall be correspondingly exempted from the relevant liabilities in relation to Minimum Purchase Requirements under this Agreement.

5.2 Notice of Failure to Meet Minimum Purchase Requirements. Subject to Article 3.2, Distributor will promptly notify CTC if it will be unable to purchase Product in accordance with Minimum Purchase Requirements. Distributor shall maintain its exclusivity so long as Minimum Purchase Requirements are met. If Distributor fails to meet Minimum Purchase Requirements in any one particular quarter, CTC shall have the option: (a) waive the Minimum Purchase Requirement for that particular quarter, ( b) to convert Distributor’s appointment granted in Article 2.1 hereof, to a non-exclusive appointment in the Territory, notwithstanding anything to the contrary in Article 2.1; or (c) to terminate this Agreement in its entirety; provided that CTC give Distributor thirty (30) days written notice of its election. Where CTC elects option (a) above, any waiver by CTC on any particular failure by Distributor of its Minimum Purchase Requirements shall not be considered a waiver of any subsequent Minimum Purchase Requirements. Where CTC elects the option (b) hereinbefore, Distributor’s appointment shall be converted to a non-exclusive one and correspondingly, Distributor’s obligation of Minimum Purchase Requirements shall be released from the effective date of conversion. CTC shall also be released from the pricing guidelines defined in Article 3.1 and Exhibit I.

Execution Copy r2r

5.3 Labeling of Product. The Distributor shall cause the Product to be labeled and packaged in accordance with the applicable requirements of the appropriate Regulatory Authorities in the Territory; and in accordance with the reasonable written instructions of the Customer in the Territory. Distributor may also use its own label on the Products as long as CTC’s label remains on all Products.

5.4 Trademarks.

(i) All Product sold and distributed shall bear CTC’s logo and the words in English “CTC Cable Corporation ACCC Conductor”.

(ii) During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of the Products and to advertise within the Territory such Products under the trademarks, service marks and trade names that CTC may adopt from time to time or may have the right to use (“CTC Trademarks”). Distributor shall not alter or remove any CTC Trademark applied to the Products. Nothing herein shall grant to Distributor any right, title or interest in CTC Trademarks, and all use of such Trademarks by Distributor shall ensure solely to the benefit of CTC.

Execution Copy r2r

Article 6 Transport and Delivery of Product

6.1 Delivery. CTC shall ship the Products in accordance with the terms of the Purchase Order. In the absence of any terms in any Purchase Order between CTC and Distributor, CTC will make all reasonable commercial efforts to deliver the Product to the Port of Shanghai within one hundred (100) days after confirmation of the terms of the order by Distributor, however the Products shall be shipped out within one hundred (100) days upon delivery date of the confirmation of the price offered by CTC of the Products and be in accordance with INCOTERMS 2000, CIF named port of shipment.

6.2 Reels and Packaging. ACCC Conductor will be shipped on either steel or wood reels. Each reel of Product shall be labeled in accordance with the requirements of Exhibit F and usually shipped in standard containers. The minimum specifications of any reels used for the transport of Product are fixed in Exhibit F. All reels of Product must be labeled with the minimum information, in English, that is contained in Exhibit F.

Article 7 Warranty

7.1 Warranty. CTC hereby represents and warrants that Product, either provided by CTC or any Third Party authorized by CTC, at the time of shipment shall meet CTC Specifications as set forth in Exhibit B. This Warranty shall be effective for a period of twelve (12) months after the date of installation of Product by the end user, but not longer than twenty four (24) months from the date of CTC’s invoice covering the Product provided that (i) Distributor gives CTC written notice of any defect within thirty (30) days of discovery of such defect; and (ii) that Product fails during normal use within one year from the date of installation (the commencement of such one year to be not more than twelve (12) months from the date of CTC’s invoice covering the Product), provided that Product was installed in accordance with CTC approved procedures as set forth in Exhibit G and by Authorized ACCC Installers; and (iii) that the failure was caused by defects in material or workmanship in existence at the time of shipment. In the event that the Distributor needs to extend the storage time prior to installation, CTC will extend the warranty period for an additional six (6) months for a fee of one percent (1%) of the ACCC conductor price per meter for the total number of meters to be extended, payable at date of the extension.

CTC hereby authorizes Distributor to pass on CTC standard warranty as set forth in this Article 7.1.

CTC possesses all rights in and to the Products necessary to sell and/or distribute the Products within the Territory.

Execution Copy r2r

The sale of the Products within the Territory by Distributor in accordance with the terms and conditions of this Agreement will not violate the rights of any third parties: (i) to sell reproductions of the Products within the Territory or (ii) with respect to the reproduction of their intellectual property or other contributions to the Products.

This Agreement does not conflict with or violate any rights, licenses or agreements which CTC may have with any other party.

CTC will support Distributor in obtaining a certificate or certificates of compliance from necessary governing bodies in China, with respect to all applicable materials associated with Products, which records shall be maintained by CTC’s custodian of records at its place of business, as applicable, in complete compliance with applicable law.

Products shall comply with CTC Specifications as described in Exhibit B hereto, Standard for Distributor’s Inspection of Products as described in Exhibit K hereto, relevant laws, codes and regulations within each of the relevant areas where Products are intended to be sold, regulating the distribution, sale, resale, environment and safety, as well as any other areas that are applicable to the Products;

CTC shall deliver Products on or before the delivery date specified in the Purchase Order and in accordance with Article 6.1 .

Products shall meet the minimum standards of safety in the industry within each of the relevant areas where Products are intended to be sold;

CTC represents and warrants that Products supplied pursuant to this Agreement will comply with the CTC’s, Distributor’s Products requirements and the Products design and specifications in Exhibit B and Exhibit K hereto;

CTC undertakes that CTC shall supply hardware to Distributor for sale in China in accordance with the requirement by Distributor. Such hardware shall not infringe upon any third party’s rights.

7.2 THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER OBLIGATION ON THE PART OF CTC OR DISTRIBUTOR.

Execution Copy r2r
Article 8 Indemnification

8.1 Distributor Indemnification. Provided that the Products meet CTC Specifications and Article 7.1 hereof is abided by CTC, Distributor will indemnify CTC against and hold it harmless from any and all loss or liability payable to Third Parties for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney’s fees, costs and disbursements) based on or arising out of any claim made against CTC or Distributor, except in the case of willful misconduct on the part of CTC. Distributor shall have the right to control the proceedings through counsel of its choice and to settle the case or claim, provided that Distributor secures a full release for CTC. CTC may participate in all such proceedings at its own costs and expense.

Further, the Parties shall cooperate with each other in a reasonable manner at their own expense to provide information and access to personnel related to the defense of such matter.

Notwithstanding the obligations of this Article 8.1, under no circumstances shall Distributor’s cumulative total liability exceed $US [ ***] per each calendar year for the Term of this Agreement; except in the case that Distributor is ruled by a court of final jurisdiction with no right of appeal to be liable as a result of its willful misconduct, Distributor’s cumulative total liability pursuant to this section 8.1 shall not exceed $US [***] per each calendar year for the Term of this Agreement.

8.2 CTC Indemnification. CTC shall indemnify and hold Distributor harmless from any and all loss or liability payable to Third Parties for any and all judgments, claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation reasonable attorney’s fees, costs and disbursements) arising from any claim made against CTC or Distributor to the extent that it results from breach of CTC’s warranty in Article 7.1. CTC shall have the right to control the proceedings through counsel of its choice and to settle the case or claim, provided that CTC secures a full release for Distributor. Distributor may participate in all such proceedings at its own costs and expense.

[***] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Execution Copy r2r

Further, the Parties shall cooperate with each other in a reasonable manner at their own expense to provide information and access to personnel related to the defense of such matters.

Notwithstanding the obligations of this Article 8.2, under no circumstances shall CTC’s cumulative total liability exceed $US [ ***] per each calendar year for the Term of this Agreement; except in the case that CTC is ruled by a court of final jurisdiction with no right of appeal to be liable as a result of its willful misconduct, CTC’s cumulative total liability pursuant to this section 8.2 shall not exceed $US [***] per each calendar year for the Term of this Agreement.

8.3 NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO PRODUCT.

8.4 Insurance. Subject to the specific term of INCOTERMS 2000 employed in every round of sale of Products, CTC and Distributor each represent that they are sufficiently self-insured or insured against any liability arising under this Article 8.0.

Article 9 ACCC Conductor Installation

9.1 Distributor shall be obligated to provide to its employees and Customers Product installation training and certification, training in marketing and sale of the Products and supervision of Product installation.

9.2 CTC shall provide technical support and personnel as requested by Distributor on an ad hoc basis, based on availability and in accordance with the following terms:

(i) CTC shall, at its option, provide line design and marketing support from time to time or as requested by Distributor, either directly or through an authorized representative;

(ii) When requested by Distributor, CTC shall, at its option, supply technical personnel on-site within the Territory as defined in Exhibit E;

(iii) CTC shall make available to Distributor CTC’s technical information to the extent necessary for the installation and sale of Products by Distributor. All information furnished to Distributor pursuant to this Section 9.0 shall be deemed included in CTC’s Confidential Information and shall be deemed subject to confidentiality provisions as set forth in Article 11.0.

Execution Copy r2r

9.3 Technical support or assistance provided by CTC shall be free, if is derived from CTC’s failure to satisfy the obligations under this Agreement. Distributor will use due diligence to install ACCC Conductor in accordance with CTC’s specifications and operating conditions. Distributor shall keep a record of installation and Product performance according to the instructions set forth in Exhibit H. Distributor may provide CTC with the record of installations, in English, within a reasonable time (not to exceed 30 calendar days) following completion of installation.

9.4 Where CTC has reasonable cause and has obtained written consent from Distributor, CTC shall have access to all ACCC Conductor sites within the Territory and reserves the right to audit such sites at its option. CTC shall further have access to all ACCC installation and operational data at Distributor’s facility during normal working hours.

Article 10 Intellectual Property Right

10.1 Distributor acknowledges that CTC claims it owns all patents, trademarks, trade names, copyrights, trade secrets, and mask work rights applicable to the Products. The use by Distributor of any of these intellectual property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

10.2 The intellectual property rights granted herein are strictly limited to the sale of Product under the terms and conditions herein. No rights, expressly or by implication, are granted to Distributor to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor hereby agrees not to manufacture, duplicate or otherwise copy or reproduce any Products or ACCC accessories. Distributor further agrees not to use, duplicate or otherwise copy any CTC Intellectual Property or CTC Confidential Information beyond the purposes set forth in this Agreement.

10.3 Where any intellectual property right in or to improvement, enhancement, or modification is made by Distributor regarding Products or the installation thereof on the basis of the intellectual property owned by CTC, such IP right shall belong to Distributor and Distributor hereby grants CTC an non-exclusive, royalty free, and irrevocable license to use such intellectual property right.

Execution Copy r2r

Article 11 Confidential Information

11.1 Both Parties acknowledge that each Party has a legitimate and continuing proprietary interest in the protection of its Confidential Information (as defined below) and that, prior to the date hereof, each has invested substantial sums and will continue to invest substantial sums, to develop, maintain and protect such Confidential Information. Both Parties further acknowledge that the Confidential Information has value throughout the world, loss of which value may cause irreparable harm. Consequently, in order to protect Confidential Information, the Parties agree to the following confidentiality provisions. The Receiving Party shall have a duty to protect only that Confidential Information which is either (a) disclosed by the Disclosing Party in writing or other tangible form and clearly identified thereon as confidential or proprietary at the time of first disclosure, or (b) disclosed by the Disclosing Party in any other manner and identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the Receiving Party within thirty (30) days of the disclosure.

11.2 The Receiving Party agrees to use the Confidential Information for the sole limited purpose of its performance under this Agreement and for any other purpose which the Disclosing Party authorizes in writing (collectively, the “Purpose”) and not for any other purpose whatsoever. The Receiving Party shall not use the Confidential Information in any manner which is detrimental to the Disclosing Party. The Receiving Party also agrees that it shall limit dissemination of the Confidential Information only to those of its employees or employees of Affiliates who have a need to know in relation to the Purpose. The Receiving Party shall inform all such employees of the confidential nature of the Confidential Information. The Receiving Party further agrees that it shall use the same degree of care to protect the Confidential Information as the Receiving Party uses to protect its own proprietary information, which in any event shall be no less than a reasonable degree of care, and to prevent communication of any Confidential Information, or any portion thereof, to any third party. The Receiving Party shall ensure that any and all Affiliates to which the Receiving Party discloses any Confidential Information is bound to protect such Confidential Information in accordance with the terms of this Agreement prior to any such disclosure.

11.3 The obligations set forth in this Article 11.0 shall survive termination and expiration of this Agreement.

Execution Copy r2r

11.4 The obligations of the Receiving Party, contained in Article 11.4 above, shall not apply to any Confidential Information which:

a.	the Receiving Party can show was already known to the Receiving Party prior to its receipt of the Confidential Information; or

b.	the Receiving Party can show was independently developed by the Receiving Party without use of, or reliance upon, any of the Confidential Information; or

c.	is publicly available or becomes publicly available without a breach of this Agreement by the Receiving Party; or

d.	is rightfully received by the Receiving Party from a third party who is not under a duty of confidentiality to the Disclosing Party; or

e.	is disclosed by the Disclosing Party to a third party without a similar restriction of the third party’s rights; or

f.
is disclosed pursuant to any judicial or governmental requirement or order; provided that the Receiving Party takes all reasonable steps to give the Disclosing Party sufficient prior notice in order to seek a protective order or contest such requirement or order, provided that the Receiving Party’s obligations under this Article 5.0 shall remain in effect with respect to all third parties except the judicial or governmental entity issuing the requirement or order.

11.5 Upon request from the Disclosing Party or upon any termination of this Agreement, whichever shall first occur, and at the direction of the Disclosing Party, the Receiving Party agrees to either return to the Disclosing Party or destroy (and certify such destruction in writing to the Disclosing Party) all Confidential Information, and all copies thereof as well as all notes, documents, summaries and other recordings of the Confidential Information then in its possession, and to permanently delete all email and electronic files containing any Confidential Information from its systems except that the Receiving Party may retain one archival copy thereof in the office of its legal counsel, which copy shall perpetually remain subject to all of the confidentiality obligations contained herein until such copy has been returned to the Disclosing Party or destroyed by the Receiving Party and certified destroyed to the Disclosing Party by the Receiving Party.

11.6 All Confidential Information hereunder remains the sole property of the Disclosing Party. The Disclosing Party warrants that it has the right to disclose its Confidential Information to the Receiving Party under this Agreement. The Disclosing Party does not warrant the accuracy, completeness or suitability for a particular purpose of any Confidential Information disclosed and provides such Confidential Information on an “as is” basis.

Execution Copy r2r

11.7 This Agreement imposes no obligation on either party to disclose any of its Confidential Information to the other party hereto, or to make any use of Confidential Information which it receives from the other party. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. Nothing in this Agreement shall be construed to convey to the Receiving Party any right, title or interest in any Confidential Information, or any license to use, sell, distribute, exploit, copy or further develop the Confidential Information in any way. Furthermore, no license is hereby granted or implied to the Receiving Party under any patent, copyright or trademark, any application for any of the foregoing, or any trade name, trade secret or other intellectual property right in which the Disclosing Party has any right, title or interest. Nothing herein shall in any way affect the present or prospective rights of the parties hereto under the patent, copyright or other intellectual property laws of any country.

11.8 Press Releases. Neither party shall, without the prior written authorization of the other party, disclose to any Third Party the terms and conditions of this Agreement, except as may be necessary to establish or assert rights hereunder, or as may be required by law or governmental regulations. The Parties agree that this Agreement may be disclosed to potential investors and their agents (including underwriters, brokers and accountants), and may be disclosed in filings with the Securities and Exchange Commission. As one purpose of this Agreement is to publicize the relationship created by this Agreement, it is the Parties intention to effect press releases and to create marketing materials regarding the distribution of Product by Distributor. To the extent possible, the Parties agree to coordinate their efforts in this regard, provided, however, that any such publication is made pursuant to the terms herein.

11.9 Competitive Products. During the Term of this Agreement and any extensions that may be granted to this Term neither Distributor nor its Affiliates shall manufacture or market: (a) any electrical transmission or distribution line products having a composite material serving as a strength member, or (b) any cable accessories intended to compete with ACCC Accessories

Execution Copy r2r

Article 12 Term And Termination

12.1 Term. The initial term of this Agreement shall commence as of the Effective Date, and shall remain in effect through the Termination Date. Provided that (a) Distributor has fully and completely complied with terms and conditions of this Agreement through the Termination Date, and (b) has fulfilled all of the terms and conditions of the Stranding Qualification Agreement which shall otherwise be executed by the Parties , and (c) executes CTC’s standard Manufacturing Agreement dealing with cable stranding, Distributor shall have the right to renew this Agreement for an additional period of two (2) years by providing CTC with written notice of its intention to renew this Agreement at least three (3) months prior to the Termination Date.

12.2 Voluntary Termination. Each Party shall have the right to terminate this Agreement by giving the other Party written notice within 30 calendar days, only if:

(i) the other Party violates or fails to perform any material provision of this Agreement in any material respect, and such failure continues unremedied for a period of thirty (30) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto; or

(ii) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party; or

(iii) a Regulatory Authority orders that Distributor cease distributing the Product.

This Agreement shall terminate immediately upon the giving of notice of termination pursuant to this Article 12.2.

12.3 Completion of Orders Outstanding. Subject to Article 6.0 hereof and specific Purchase Order, the termination of this Agreement shall not operate to relieve CTC from its obligation to deliver all Product ordered through Purchase Orders provided to CTC prior to receipt of notice of such termination.

12.4 Remainder of Products. Distributor shall be entitled to continue to sell the remainder of Product after the Termination Date within the Territory.

Execution Copy r2r

Article 13 Interpretation, Governing Law & Dispute Resolution

13.1 Compliance with Laws. Distributor shall be responsible for complying with all laws, including but not limited to any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Agreement.

13.2 Governing Law. The rights and obligations of the parties under this Agreement shall be governed by the laws of the State of California (without regard to principles of conflict of law), including, but not limited to, the California Uniform Commercial Code. The application of the United Nations Convention on Contracts for the International Sale of Goods is hereby specifically excluded by the Parties. Such exclusion shall include the United Nations Convention on the Limitation Period in the International Sale of Goods.

13.3 Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. [ ], as the authority institution mutually agreed may be engaged to resolve the technology problem of Product. If they do not reach such solution within a period of sixty (60) days, then, upon notice by either Party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by Hong Kong International Arbitration Centre in accordance with the provisions of its arbitration rules in effect at the time of applying for arbitration. Any such arbitration proceedings will be held in English in Hong Kong. Any judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.4 Language and Interpretation. The Parties agree that this document may be translated from English to Chinese. The English version and the Chinese version shall have the equal authentic. In the event of any discrepancy between the two language versions, the Parties shall try to resolve such discrepancy through friendly discussions. If such friendly discussions do not resolve such discrepancy, the English version shall be the official version.

13.5 Interpretation and Headings. The rules of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or supplements hereto. The section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement.

Execution Copy r2r

13.6 Conflicts of Interpretation with other agreements. If any term or condition of this Agreement conflicts with any attached or referenced text, this Agreement shall prevail.

Article 14 Force Majeure

14.1 Force Majeure Circumstances. Neither Party hereto shall be liable to the other for damages, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, terrorism, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances (including strikes or lockouts), epidemic or failure of public utilities.

14.2 Notification Required. Any Party hereto that wishes to invoke force majeure circumstances to excuse its performance must notify the other Party of the event of force majeure under Article 14.1 above or, if know in advance, the possibility of such an event within five (5) days and give details of such event and an estimate as to its effect on performance promptly thereafter; in addition such Party must employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if its performance is delayed or interrupted by reason of such event.

Article 15 Other Miscellaneous Provisions

15.1 Relationship. This Agreement shall not constitute a partnership, joint venture, or formal business organization of any kind. Each Party is and shall remain an independent contractor as to the other Party. The Distributor is not constituted or appointed an agent or representative of CTC for any purpose, nor shall anything contained herein be deemed or construed as granting to Distributor any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of CTC.

15.2 Notices. All notices and other communications required or desired to be given or sent by one party to the other party (“Notice”) shall be in writing, in the English language, and shall be deemed to have been given:

(i) on the date of delivery, if delivered to the persons identified below;

Execution Copy r2r

(ii) ten (10) calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below;

(iii) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in on or before the next day after the sending of the telex or telecopy; or

(iv) two business days after delivered to an internationally recognized overnight courier service marked for overnight delivery as follows:

If to CTC, to:

CTC Cable Corporation
2026 McGaw Avenue
Irvine, CA 92614
Attention: The President
Telephone: +1-949-428-8500
Facsimile: +1-949-428-8515

If to Distributor, to:

Far East Composite Technology Co. Ltd
#200 Fanxing Rd. Gaocheng Town
Yixing City, Jiangsu 214257, PRC
Attention: General Manager
Telephone: +86-0510-87242005
+86-0510-87243002
Facsimile: +86-0510-87242005
+86-0520-87243002

Either Party may change its address for notification purposes provided it gives Notice of such change in accordance with this Article.

15.3 Waiver; Unenforceability. Failure by either Party to enforce any of the provisions of the Agreement shall not be construed as a waiver of such provisions. If any of the provisions of this Agreement are held unlawful or otherwise ineffective by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force.

Execution Copy r2r

15.4 Exhibits. The Exhibits hereto form part of this Agreement.

15.5 Entire Agreement. The Parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The Parties further agree that this Agreement and any modifications made pursuant to it, constitute the complete and exclusive written expression of the terms of the Agreement between the Parties, and supersedes all prior or contemporaneous proposals, understandings, representations, conditions, warranties, covenants, and all other communications between the Parties relating to the subject matter of this Agreement, whether oral or written. The Parties further agree that this Agreement may not in any way be explained or supplemented by a prior or existing course of dealing between the Parties, by any usage of trade or custom, or by any prior performance between the Parties pursuant to this Agreement or otherwise.

15.6 Binding force and benefit; assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the non-assigning Party.

15.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives signing here below, effective as from the Effective Date:

For:	CTC Cable Corporation	For:	Far East Composite Technology Co. Ltd

	/s/ Marvin W. Sepe		/s/ Jiang Huajun
By:	Marvin W. Sepe	By:	Jiang Huajun
	President		General Manager

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit A
Territory Definition

For purposes of this Agreement, Territory shall be the Provinces and Municipalities specifically identified in this Exhibit A. The Distributor shall have sole rights to distribute any of CTC Cable ACCC Conductor in the following Provinces and Municipalities in the People’s Republic of China on an exclusive basis. The Territory shall be subject to any enlargement agreed upon between the Parties. The Distributor may distribute or sell CTC Cable ACCC Conductor outside of this area in China on a non-exclusive basis. The Distributor may not promote, distribute or sell CTC ACCC Conductor or ACCC Accessories outside of China without the prior approval of CTC.

Provinces

Shanghai
Zhejiang
Sichuan
Hubei
Jiangxi
Anhui
Guangxi
Shandong
Hunan
Hainan

If Distributor is successful in securing a Purchase Order for ACCC Conductor from a power bureau, utility, power infrastructure provider or any other Customer in a province outside of the provinces listed above, Distributor may request and CTC shall consent that CTC include the particular power bureau, utility, power infrastructure provider or such other Customer in the exclusive relationships assigned to Distributor. CTC must approve the inclusion of the agency in writing to Distributor.

Distributor defines the four companies which had established business relationships, including:

Jiangsu Province Electric Power Co., Ltd.
Fujian Province Electric Power Co., Ltd.
Liaoning Province Electric Power Co., Ltd.
Guangdong Province Electric Power Co., Ltd.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit B
Specifications

Specifications describing the Products included in this Agreement are included herein.

CABLE DATA SHEETS PROVIDED SEPARATELY

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit C
Minimum Sales and Purchases

The principal terms of the Minimum purchase requirements set forth in Article 5.1 are as follows:

a)
Subject to specific Purchase Order of every round of Products sale and Article 6.0 hereof, the ACCC Cable or ACCC Core type required by Distributor shall be shipped to Distributor within 100 days after the price offered by CTC has been accepted by Distributor;

b)	Distributor may buy any of the available ACCC Cable sizes or ACCC Core (when Far East completes the Stranding Qualification Agreement and the Minimum Purchase Requirements).

c)
Quantities to be delivered in any calendar quarter may consist of more than one ACCC Cable type or ACCC Core type as long as the total ACCC cable or ACCC Core to be delivered is not less than six hundred (600) km in total length for the first year, and if the term of this Agreement is extended in accordance with Article 11.1 of this Agreement, nine hundred (900) km per quarter for the second year and one thousand and two hundred (1200) km per quarter for the third year.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit D
Standard Payment Terms

Standard payment terms shall be as follows:

Item	When Due	Amount Due
ACCC Conductor and ACCC Accessories	Order Placement	[ ***] of the total order value for ACCC Conductor and Accessories down payment by wire transfer to CTC account.
	30 Calendar Days After Order Placement	[***] of the total order value for ACCC Conductor and Accessories incremental payment by wire transfer to CTC account.
	Shipment	Balance due by Documentary Letter of Credit. Documents will be presented for payment upon loading of the ship and creation of the Bill of Lading
Technical Assistance at CTC Offices	Net 15 Days After Invoice Submitted to Distributor	Full amount due by Wire Transfer
Power Line Analysis/ Installation Support in the Field	Net 15 Days After Invoice Submitted to Distributor	Full amount due by Wire Transfer

[***]This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit E
Technical Assistance from CTC

During the course of this Agreement Distributor may need technical assistance from CTC for the promotion, specification, use, or installation of the Product. CTC will make appropriate personnel and resources available to Distributor as needed and will provide documentation and collateral materials as requested to advance the sale and adoption efforts of the Product in Distributor’s territory.

Technical assistance is available from CTC per the following schedule:

Assistance	Rate	Comment
Power Line Analysis Tool (PLAT) Services	$125.00 per hour	Up to 8 hours support provided with each PO at no charge
PLS - CADD Support	$125.00 per hour	Up to 8 hours support provided with each PO at no charge
Power line analysis - on site	$1000.00 per day	Plus travel and expenses
ACCC Cable Installation Support - on site	$1000.00 per day	Plus travel and expenses

Technical assistance will be billed directly to Distributor. Payment terms shall be Net 15 days by Wire Transfer to CTC.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit F
Reel Specification and Handling

Specific reels sizes and handling are required for the Product. CTC ships finished ACCC Conductor on steel reels or wooden reels. Steel reels provide superior support, strength, and a true spindle hole for mounting on installation equipment, however properly configured and maintained wood reels are suitable for nearly all applications. Wood reels will be properly treated per ISPM 15 requirements. The appropriate reel size and center diameters must be adhered to at all times. If the ACCC Cable is re-spooled to another reel, it is critical that the appropriate size reel and center spool diameters be maintained. The following table defines the appropriate reel sizes for each ACCC Cable size.

Conductor Name	Kcmil / mm2	Steel Reel Flange Diameter (inches)	Minimum Center Hub Diameter of Steel Reel (inches)	Recommended Center Hub Diameter of Wooden Reel(inches)
Penguin	TBD	78	36	42
Linnet	431 / 220	78	36	42
Hawk	611 / 310	78	36	42
Dove	713 / 360	78 to 90	36 to 42	42
Grosbeak	816 / 410	78 to 90	36 to 42	42
Drake	1020 / 520	90	42	45
Cardinal	1222 / 620	90 to 96	42 to 45	45
Bitttern	1572 / 795	96	45	50
Lapwing	1966 / 995	96	45	50
Chukar	2242 / 1135	96	45	50
Bluebird	2727 / 1380	96	45	50
Custom Conductor	TBD	TBD	TBD	50

The center hub diameter of reel of ACCC Core shall not less than corresponding the center hub diameter of reel of ACCC Conductor specification.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit G
Product Handling and Storage

SPECIFICATION PROVIDED SEPARATELY

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit H
Installation Guidelines

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit I
Product Pricing

The following pricing applies to Product supplied under this Agreement. [ ***] and is only valid under the terms of this Agreement.

[***] may be earned by exceeding the amount of Product required to be purchased in any yearly period. An additional [***] will be applied to the quantity in excess of the total quantity of ACCC Conductor required to be purchased each month times twelve months, nominally twenty four hundred (2400) kilometers for Year One. [***] will be set once the yearly quantity is exceeded.

Conductor Name	Kcmil / mm2	Price per meter of ACCC Conductor ($)	Single Terminal Pad Deadend Assembly ($)	Splice Assembly ($)
Penguin	TBD	TBD	TBD	TBD
Linnet	431 / 220	[***]	[***]	[***]
Hawk	611 / 310	[***]	[***]	[***]
Dove	713 / 360	[***]	[***]	[***]
Grosbeak	816 / 410	[***]	[***]	[***]
Drake	1020 / 520	[***]	[***]	[***]
Cardinal	1222 / 620	[***]	[***]	[***]
Bittern	1572 / 795	[***]	[***]	[***]
Lapwing	1966 / 995	[***]	TBD	TBD
Chukar	2242 / 1135	[***]	TBD	TBD
Bluebird	2727 / 1380	[***]	TBD	TBD
Custom Conductor	TBD	TBD	TBD	TBD

[***]This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit J
Taxes Applicable to Distributor

TO BE DETERMINED BY BOTH PARTIES

Execution Copy r2r

CTC Cable ACCC Conductor Distribution Agreement

Exhibit K
Standard for Distributor’s Inspection of Products

Distributor should inspect the following items:

1. Package: outside wrapping; wood reel or steel reel; protection packing shall be intact.

2. The inside packing case has product certificate including Manufacture Time, Batch No., Executable Standard Specification and Quality Standards and correlation marking including specification, weight, quantity, length, hoisting up marking.

3. Distributor shall inspect ACCC Conductor’s diameter which must be in accordance with Distributor’s requirement.

4. All Products must seal the packing, and also the Products must accord with the packing standard of US export and the packing standard of Chinese import.

5. Sample Inspection for ACCC Core. Tests include Appearance, Tensile Strength, Roller Bend, Shear Resistance and some correlative tests.